Exhibit 99.1

VALSPAR REPORTS FOURTH-QUARTER AND FISCAL-YEAR RESULTS

•	Fourth-Quarter Adjusted Net Income per Share Increases 10.5 percent from 2007
•	Adjusted Net Income per Share of $1.57 in Fiscal 2008 versus $1.58 in Fiscal 2007

MINNEAPOLIS, Minn., November 24, 2008 – The Valspar Corporation (NYSE-VAL) today reported its results for the fourth-quarter and fiscal-year ended October 31, 2008.

Fourth-quarter sales totaled $923.2 million, an 8.3 percent increase from fourth quarter of 2007. The fourth quarter of 2008 consisted of 14 weeks compared to 13 weeks in 2007. Sales for the quarter increased 3.8 percent excluding the 14th week. Net income for the fourth quarter was $38.9 million. Fourth-quarter adjusted net income per share was $0.42, which excludes a $0.13 per share charge related to restructuring actions, a non-cash charge of $0.03 per share for Huarun minority interest shares and a $0.09 per share after-tax gain from the sale of assets. Fourth-quarter reported earnings per share in 2008 were $0.35. Net income for the fourth quarter of 2007 was $48.8 million. Fourth-quarter adjusted net income per share in 2007 was $0.38, which excluded a $0.10 per share after-tax gain for the sale of assets and a non-cash charge of $0.03 per share for Huarun minority interest shares. Fourth-quarter reported earnings per share in 2007 were $0.45. The adjusted earnings per share comparison for the fourth quarter is $0.42 in 2008 and $0.38 in 2007.

Fiscal year 2008 sales totaled $3,482.4 million, an increase of 7.2 percent. Net income for the year totaled $150.8 million. Adjusted net income per share for the year was $1.57, which excludes a $0.16 per share charge related to restructuring actions, a non-cash charge of $0.12 per share for the Huarun minority interest shares and a $0.09 per share after-tax gain from the sale of assets. Reported earnings per share in fiscal 2008 were $1.38. Net income was $172.1 million in fiscal 2007. Adjusted net income per share in fiscal 2007 was $1.58, which excludes a $0.10 per share after-tax gain for the sale of assets and a non-cash charge of $0.18 per share for Huarun minority interest shares. Reported earnings per share in fiscal 2007 were $1.50. The adjusted earnings per share comparison is $1.57 in fiscal 2008 and $1.58 in fiscal 2007.

“We were pleased with our performance in difficult market conditions,” said William L. Mansfield, Valspar chairman and chief executive officer. “By focusing on execution and operational discipline, we gained share in key markets, improved productivity and delivered strong cash flow. During the year we generated $160 million in free cash flow, an increase of $100 million from 2007, and reduced our debt by $94 million. Our liquidity position is strong, with $90 million in cash and $340 million of unused committed bank credit facilities providing total liquidity of $430 million at year-end.”

Mansfield also commented on the outlook for 2009. “Anticipating a global recession, we expect our 2009 adjusted net income per share to be in the range of $1.55 to $1.65, excluding restructuring charges and a non-cash charge for Huarun minority interest shares. We have aggressively lowered our cost structure and continue to focus on execution. In addition, our strong brands, focus on customers, expanded global presence and strong free cash flow position us to meet the challenges of the weak global economy.”

William L. Mansfield and Lori A. Walker, senior vice president and chief financial officer, will conduct a conference call for investors at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) today. The call can be heard live over the Internet at Valspar’s website at www.valsparglobal.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped delay of the call will also be available from 12:00 p.m. Central Time November 24 through Midnight on December 5 by dialing 1-800-475-6701 from within the U.S. or 320-365-3844 from outside of the U.S., using access code 967988.

Investor Contact: Tyler Treat, (612) 375-7358

Media Contact: Mike Dougherty, (612) 375-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valsparglobal.com.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

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THE VALSPAR CORPORATION

COMPARATIVE CONSOLIDATED EARNINGS

For the Quarters Ended October 31, 2008 and October 26, 2007

	Fourth Quarter		Year-To-Date
(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)
	2008	2007	2008	2007
Net Sales	$923,192	$852,795	$3,482,378	$3,249,287
Cost of Sales	675,189	605,485	2,504,947	2,277,490
Operating Expenses	173,055	171,620	684,056	662,224
Income From Operations	74,948	75,690	293,375	309,573
Interest Expense	14,286	14,700	57,745	61,662
Other (Income) Expense, Net	1,062	(15,205)	6,933	(11,860)
Income Before Income Taxes	59,600	76,195	228,697	259,771
Income Taxes	20,685	27,411	77,931	87,656
Net Income	$38,915	$48,784	$150,766	$172,115
Huarun Redeemable Stock Accrual (1)	(3,317)	(3,418)	(12,195)	(18,619)
Net Income Available to Common Shareholders	$35,598	$45,366	$138,571	$153,496
Average Number of Shares O/S - basic	99,613,298	100,312,608	99,650,574	100,938,940
Average Number of Shares O/S - diluted	100,351,918	101,776,581	100,326,249	102,617,178
Net Income per Common Share - basic	$0.36	$0.45	$1.39	$1.52
Net Income per Common Share - diluted	$0.35	$0.45	$1.38	$1.50

(1)  HUARUN REDEEMABLE STOCK ACCRUAL REDUCED BASIC AND DILUTED NET INCOME PER SHARE $0.03 IN THE FOURTH QUARTER OF 2008, $0.12 YEAR TO DATE IN 2008 AND $0.03 IN THE FOURTH QUARTER OF 2007 AND $0.18 YEAR TO DATE IN 2007.

NON-GAAP FINANCIAL MEASURES

In the accompanying press release, management has reported non-GAAP financial measures - “Adjusted Net Income per Common Share - diluted” and “Full Year Guidance for Adjusted Net Income per Common Share - diluted” - which exclude a non-cash accrual relating to Huarun Redeemable Stock in connection with the Company’s acquisition of the remaining minority interest shares of Huarun Paints Holding Company Limited, restructuring charges, and gains on the sale of assets in 2008 and 2007. Management discloses these measures because it believes these measures may assist investors in comparing the Company’s results of operations in the respective periods without regard to the effect on the results in the 2008 and 2007 periods of the non-cash accrual relating to the Huarun acquisition, effect of the restructuring charges in 2008, gains on sale of assets in 2008 and 2007.

NON-GAAP RECONCILIATION

The following is a reconciliation of “Net Income Per Common Share - diluted” to “Adjusted Net Income Per Common Share - diluted” for the periods presented:

	Fourth Quarter		Year-To-Date
	2008	2007	2008	2007
Net Income per Common Share - diluted	$0.35	$0.45	$1.38	$1.50
Huarun Redeemable Stock Accrual	$0.03	$0.03	$0.12	$0.18
Restructuring Charges	$0.13	$—	$0.16	$—
Gain on Sale of Assets	(0.09)	(0.10)	(0.09)	(0.10)
Adjusted Net Income per Common Share - diluted	$0.42	$0.38	$1.57	$1.58

The following is a reconciliation of “Forecasted Net Income per Common Share - Diluted” to our “Full Year Guidance” for the period presented.

Full Year 2009
Forecasted Net Income per Common Share - diluted	$1.39 – $1.47
Huarun Redeemable Stock Accrual	$0.09
Restructuring Charges	$0.07 – $0.09
Full Year Guidance for Adjusted Net Income per Common Share - diluted	$1.55 – $1.65

(Dollars in thousands)	October 31, 2008	October 26, 2007
Assets
Current Assets:
Cash and Cash Equivalents	$90,073	$84,948
Accounts Receivable, Net	565,237	537,890
Inventories	271,423	291,688
Other	120,287	115,116
Total Current Assets	1,047,020	1,029,642
Goodwill	1,352,813	1,298,951
Other Assets, Net	630,493	609,292
Property, Plant & Equipment, Net	489,716	514,396
Total Assets	$3,520,042	$3,452,281

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable and Commercial Paper	$159,526	$367,521
Trade Accounts Payable	400,763	371,437
Income Taxes	29,156	19,316
Accrued Liabilities	290,898	270,873
Total Current Liabilities	880,343	1,029,147
Long Term Debt	763,129	648,988
Deferred Liabilities	390,125	356,007
Huarun Redeemable Stock	33,577	37,342
Stockholders’ Equity	1,452,868	1,380,797
Total Liabilities and Stockholders’ Equity	$3,520,042	$3,452,281

The Valspar Corporation

Other Financial Data

Dollars in millions, except per share amounts

	Quarter 4		YTD
	2008	2007	2008	2007
I. Comparison year over year
Gross Margin, as a percentage of net sales *
Gross Margin, reported	26.9%	29.0%	28.1%	29.9%
Gross Margin, adjusted for net cost of restructuring	28.3%	29.0%	28.5%	29.9%

Operating Expense as a percentage of net sales *
Operating Expense, reported	18.7%	20.1%	19.6%	20.4%
Operating Expense, adjusted for net cost of restructuring and gain on the sale of assets	19.6%	20.1%	19.8%	20.4%

Operating Profit, as a percentage of net sales *
Operating Profit, reported	8.1%	8.9%	8.4%	9.5%
Operating Profit, adjusted for net cost of restructuring and gain on the sale of assets	8.7%	8.9%	8.7%	9.5%

	Quarter 4		YTD
II. Segment Data	2008	2007	2008	2007
Sales
Coatings	$545.1	$501.8	$2,053.7	$1,851.7
Paint	$300.8	$269.6	$1,127.1	$1,088.8
All Other less intersegment sales	$77.3	$81.4	$301.6	$308.8
Total	$923.2	$852.8	$3,482.4	$3,249.3

Earnings Before Interest and Taxes (EBIT) *
Coatings	$47.3	$59.5	$188.2	$198.1
Paint	$23.4	$19.8	$94.6	$105.9
All Other	$3.2	$11.6	$3.6	$17.4
Total	$73.9	$90.9	$286.4	$321.4

* Certain amounts in prior years’ financial statements have been reclassified to conform with the 2008 presentation.